Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations 310-226-2555

STARMED GROUP, INC. CLOSES

SANTA ANA AND ENCINO WELLNESS CENTERS

Los Angeles, CA, August 31, 2006. StarMed Group, Inc. (SMEG.OB) announced today that it is terminating its agreement with Mothers and Daughters Center to operate a wellness center in Santa Ana, California, and its agreement with Encino Wellness Center to manage a wellness center in Encino, California. As a result of the termination of both agreements, StarMed will close down its wellness centers in Santa Ana and Encino effective as of August 31, 2006. The Company expects to take a restructuring charge of approximately $3,000 for the cost of closing down both facilities.

The agreement with Mothers and Daughters Center was terminated after an issue arose regarding compensation that could not be resolved between the parties. As for the Encino facility, the relations between StarMed and Encino Surgical Medical Center have been strained, and StarMed believed that it was in its best interests to close the facility instead of continuing to operate it.

StarMed Group partners with established, leading medical groups to expand their traditional medical treatments to include preventative and alternative healthcare services. StarMed is managing a wellness center in Buena Park, California, and has a joint venture for the operation of a hyperbaric chamber in West Los Angeles, California. In addition, StarMed also markets a line of proprietary over-the-counter vitamins, minerals and other supplements under the StarMed and Sierra brand names. StarMed’s website can be viewed at www.starmedgroup.com.

Forward Looking Statements

Certain disclosures in this press release include forward-looking statements, including statements regarding our business plans, strategies and objectives. Readers are urged to carefully review and consider the various disclosures made by us from time to time in our reports and filings with the Securities and Exchange Commission.